EXHIBIT 2.2


                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of November 19, 2002, among Scientific Games International, Inc., a company organized under the laws of the State of Delaware ("Parent"), Blue Suede Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (the "Merger Sub"), and Steven M. Saferin, an individual residing in the State of Texas ("Saferin").

                              W I T N E S S E T H:

     WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, the Merger Sub and MDI Entertainment, Inc., a Delaware corporation (the "Company"), have entered into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which the Merger Sub will be merged with and into the Company, with MDI being the surviving corporation of the merger (the "Merger");

     WHEREAS, as provided in the Merger Agreement, Merger Sub shall make a cash tender offer (the "Offer") to holders of all of the issued and outstanding shares of common stock, par value $0.001 of MDI (the "Shares"), for $1.60 per share net to the seller (such price, or any higher price per share as may be paid in the Offer is referred to herein as the "Offer Price");

     WHEREAS, Saferin is the owner of record and beneficially of 3,795,169 Shares which, pursuant to this Agreement he has agreed to sell them to Merger Sub five business days after the closing of the Offer, any extension thereof and any subsequent offering period for a price of $1.40 per Share and to refrain from tendering the Shares pursuant to the Offer;

     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent and Merger Sub have required that Saferin agree, and Saferin has agreed, to enter into this Agreement; and

     WHEREAS, the Merger Agreement provides that simultaneously with the execution and delivery of the Merger Agreement, this Agreement will be executed and delivered.

     NOW,   THEREFORE,   in  consideration  of  the  foregoing  and  the  mutual
representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:


     1. Definitions. For purposes of this Agreement:

     (a) "Affiliates" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

     (b)  "Beneficially  Own,"   "Beneficially   Owned,"  Beneficial  Owner"  or
"Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as within the meaning of Section 13(d)(3) of the Exchange Act.

     (c) "Existing Shares" means the Shares Beneficially Owned by Saferin and outstanding as of the date of this Agreement as set forth on Schedule I or hereafter acquired prior to the consummation of the stock purchase contemplated hereby.

     (d) "Option Shares" means the shares purchasable by Saferin under currently exercisable options, which are separately identified on Schedule I.

     (e) "Person" shall mean an individual,  corporation,  partnership,  limited
liability   company,   joint   venture,   association,   trust,   unincorporated
organization or other entity.

     (f) Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement.

     2. Agreements.

     (a) Existing Stock Purchase. Saferin agrees to sell and Merger Sub agrees to purchase all of the Existing Shares from Saferin for a price of $1.40 per Share, resulting in an aggregate consideration for the Existing Shares of $5,313,236.60. Parent guarantees the payment of the foregoing amount.

     (b) Option Cancellation. Concurrently with the closing of the stock purchase under this Agreement, all options to purchase Option Shares held by Saferin shall be cancelled and he shall receive the consideration therefor as described in Section 2.4 of the Merger Agreement; provided, however, that the term "Offer Price" contained in such Section 2.4 shall be replaced by the term "$1.40." Accordingly, he will receive aggregate consideration for the cancelled options of $242,750 (less any amount equal to the applicable withholding taxes, which amount shall be paid directly to the Company by Merger Sub). Parent guarantees the payment of the foregoing amount.

     (c) Closing of Stock Purchase. The closing of the stock purchase described in Section 2(a) above shall occur five business days after the purchase by Merger Sub of all shares duly tendered in the Offer (and not withdrawn), any extension thereof and any subsequent offering period under Rule 14d-11 in the offices of Smith, Gambrell & Russell, LLP, Suite 3100, Promenade II, 1230 Peachtree Street, N. E., Atlanta, Georgia 30309 at 10:00 a.m. or at such time and place as the parties may agree. Saferin shall deliver certificates representing the Existing Shares duly endorsed for transfer or accompanied by a stock power executed in blank and Merger Sub shall deliver the purchase price for the Existing Shares by wire transfer to the account identified on Schedule
II. In the event that Saferin is not the record owner of any of the Existing Shares, Saferin shall deliver such additional documentation of transfer as Merger Sub may request.

     (d) No Tender By Saferin . Saferin shall not tender the Existing Shares pursuant to the Offer, any extension thereof or any subsequent offering period under Rule 14d-11.

     (e) Voting Agreement. Saferin shall, at any meeting of the holders of the Shares, however called, or in connection with any written consent of the holders of the Shares (each, a "Shareholder Action"), vote (or cause to be voted) all Existing Shares (i) in favor of the Merger, the execution and delivery by MDI of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof and (ii) against any Acquisition Proposal and against any action or agreement that would impede, frustrate, prevent or nullify this Agreement, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of MDI under the Merger Agreement.

     (f) No Inconsistent Arrangements. Saferin hereby covenants and agrees that, except as contemplated or permitted by this Agreement and the Merger Agreement, he shall not (i) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Existing Shares, options, warrants or other rights to receive Shares, or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Existing Shares, options, warrants or other rights to receive Shares, or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to any of the Existing Shares, (iv) deposit any of the Existing Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of the Existing Shares, (v) exercise any of the options pursuant to which Option Shares are issuable or (vi) take any other action that would in any way restrict, limit or interfere with the performance of his obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

     (g) Grant of Irrevocable Proxy; Appointment of Proxy.

     (i) Saferin hereby irrevocably  grants to, and appoints,  Parent and Martin
E. Schloss and C. Gray Bethea, or either of them, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, Saferin's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Saferin, to vote the Existing Shares, or grant a consent or approval in respect of the Existing Shares in the manner described in Section 2(e) of this Agreement.

     (ii) Saferin represents that there are no existing options, warrants, calls, pre-emptive rights, irrevocable proxies, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to Saferin 's Shares, and any proxies heretofore given in respect of Saferin 's Shares (which are revocable) are hereby revoked.

     (iii) Saferin understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Saferin 's execution and delivery of this Agreement. Saferin hereby affirms that the irrevocable proxy set forth in this
Section 2(g) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Saferin under this Agreement. Saferin hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, except that such proxy will automatically be revoked upon termination of this Agreement pursuant to Section 7 hereof. Saferin hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law.

     (h) No Solicitation. Saferin hereby agrees, in his capacity as a stockholder of the Company, that neither he nor any of his Affiliates shall (and Saferin shall cause his representatives and agents, including, but not limited to, investment bankers, attorneys and accountants not to), directly or indirectly, knowingly encourage, solicit, participate in (except for immaterial contact not willfully initiated and promptly terminated once the prohibited nature of such contact is known) or initiate discussions or negotiations with, or provide any information to, (except for non-material information provided as a result of immaterial contact not willfully initiated and promptly terminated after the prohibited nature of such contact is known), any Person or group (other than Parent, any of its Affiliates, representatives or agents) concerning any Acquisition Proposal, except that nothing contained herein shall prohibit Saferin or his representatives from (1) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or
(2) making any disclosure to the Company's stockholders if, in the good faith judgment of the board of directors of the Company, after consultation with outside counsel, failure to make such disclosures would be contrary to his obligations under applicable law, provided that Saferin may not, except as permitted by Section 5.9(c) of the Merger Agreement, withdraw or modify, or propose to withdraw or modify, his position with respect to the Offer and the Merger contemplated by the Merger Agreement. Saferin will immediately cease any existing activities, discussions or negotiations with any Persons other than Parent and Acquisition Sub conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, any action taken by the Company, Saferin in his capacity as an officer of MDI or as a member of the Board of Directors of the Company, or by any other member of the Board of Directors of MDI in accordance with Section 5.9 of the Merger Agreement shall be deemed not to violate this Section 2(h).

     (i) Waiver of Certain Claims. Saferin hereby waives any claim he may have under Rule 14d-10 and Rule 14e-5 promulgated under the Exchange Act arising out of the Merger Agreement and the Offer thereunder, and agrees that the provisions and terms of this Agreement do not violate such rules.

     (j) Delivery of Certificates. If requested by Parent, after the commencement of the Offer Saferin shall promptly deliver the certificate(s) evidencing the Existing Shares to his legal counsel to be held by such counsel until the closing of this Agreement and shall provide Parent with a photocopy of such certificates.


     3. Adjustments; Additional Shares. In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of MDI on, of, or affecting the Shares, or (ii) Saferin shall become the Beneficial Owner of any additional Shares or other securities entitling the holder thereof to vote or give consent with respect to any matter, then the terms of this Agreement shall apply to the Shares held by Saferin immediately following the effectiveness of the events described in clause (i) of this Section 3 or Saferin becoming the Beneficial Owner of such additional Shares, as described in clause (ii) of this Section 3, as though they were Existing Shares hereunder.


     4. Representations and Warranties of Saferin. Saferin hereby represents and warrants to Parent and Merger Sub as follows:

     (a) Ownership of Shares. Saferin is the record and Beneficial Owner of the Existing Shares and Option Shares, as set forth on Schedule I. On the date hereof, the Existing Shares and Option Shares constitute all of the Shares owned of record or Beneficially Owned by Saferin. Saferin has sole voting power and sole power to issue instructions with respect to the matters set forth in
Section 2 hereof, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

     (b) Power; Binding Agreement. Saferin has full power and authority to enter into and perform all of Saferin 's obligations under this Agreement. The execution, delivery and performance of this Agreement by Saferin will not violate any other agreement to which Saferin is a party including, without limitation, any voting agreement, proxy arrangement, pledge agreement or voting trust. This Agreement has been duly and validly executed and delivered by Saferin and constitutes the valid and binding agreement of Saferin , enforceable against Saferin in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Saferin is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by Saferin of the transactions contemplated hereby.

     (c) No Conflicts. Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by Saferin and the consummation by Saferin of the transactions contemplated hereby and none of the execution and delivery of this Agreement by Saferin , the consummation by Saferin of the transactions contemplated hereby or compliance by Saferin with any of the provisions hereof shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Saferin is a party or by which Saferin or any of his properties or assets may be bound, or (B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Saferin or any of his properties or assets.

     (d) No Liens. Except as permitted by this Agreement, the Existing Shares and the certificates representing such Existing Shares are now, and at all times during the term hereof will be, held by Saferin, or by a nominee or custodian for the benefit of Saferin, free and clear of all Liens, except for any Liens hereunder and any Liens in respect of his spouse arising under the community property laws of the State of Texas, which Liens are hereby waived by her, as evidenced by her signature on the Signature Page of this Agreement with respect to this Section 4(d).

     (e) No Finder's Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Saferin .


     5. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.


     6. Stop Transfer. Saferin shall not request that MDI register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement.


     7. Termination. The agreements and proxy contained in Section 2 hereof shall terminate upon the earlier to occur of (i) the termination of the Merger Agreement prior to the consummation of the Offer contemplated thereby and (ii) the date the parties agree in writing to such termination; provided, however, that no such termination shall relieve a party for liability for any breach by such party occurring prior to such termination.


     8. Miscellaneous.

     (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     (b) Binding Agreement. This Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise, including, without limitation, Saferin 's administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations of the transferor under this Agreement.

     (c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of Parent and Merger Sub, provided that Parent or Merger Sub may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent or the Merger Sub of its obligations hereunder if such assignee does not perform such obligations.

     (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

     (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if given) by hand delivery or telecopy (with a confirmation copy sent for next day delivery via courier service, such as Federal Express), or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

                  If to Saferin:

                        Mr. Steven M. Saferin
                        4041 Shadow Drive
                        Fort Worth. Texas 76116

                  with a copy to:

                        Peter Ziemba, Esq.
                        Graubard Miller
                        600 Third Avenue
                        New York, NY  10016
                        Telephone:  (212) 818-8667
                        Fax:  (646) 227-5400

                  If to Linda Saferin:

                        Ms. Linda Saferin
                        4041 Shadow Drive
                        Fort Worth. Texas 76116

                  If to Parent or Merger Sub:

                        Scientific Games International, Inc.
                        750 Lexington Avenue
                        25th Floor
                        New York, New York  10022
                        Attn:  Martin E. Schloss, Esq.
                        Vice President and General Counsel
                        Telephone:  (212) 754-2233
                        Fax:  (212) 754-2372

                  with a copy to:

                        Smith, Gambrell & Russell, LLP
                        1230 Peachtree Street, N.E.
                        Suite 3100, Promenade II
                        Atlanta, Georgia 30309-3592
                        Attn: M. Timothy Elder, Esq.
                        Direct Telephone:  (404) 815-3532
                        Direct Fax:  (404) 685-6832

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     (f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (j) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

     (k) Governing Law; Consent to Service of Process.

     (i) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof; provided, however, that the laws of the respective jurisdictions of incorporation of each of the parties shall govern the relative rights, obligations, powers, duties and other internal affairs of such party and its board of directors.

     (ii) Each party agrees, by execution and delivery of this Agreement, that any legal action or proceeding against such party relating to or arising out of or under this Agreement or creation or termination hereof, may be brought in any court of competent jurisdiction in the State of New York or of the United States of America for the Southern District of New York, and that such party accepts with regard to any such action or proceeding generally and unconditionally the jurisdiction of the aforesaid courts. Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified U.S. mail, postage prepaid, to such party at his or its address provided in
Section 8 hereof, such service to become effective upon receipt or thirty (30) days after such mailing, whichever shall first occur. Nothing herein contained shall affect the right of any party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction in which such other party may be subject to suit.

     (l) Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT.

     (m) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     (n) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.



                      [SIGNATURES BEGIN ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, Parent, Merger Sub and Saferin have caused this Agreement to be duly executed as of the day and year first above written.

                                SCIENTIFIC GAMES INTERNATIONAL, INC.

                                By:     /s/ Martin E. Schloss
                                        ---------------------
                                Name:   Martin E. Schloss
                                Title:  Vice President and General Counsel



                                BLUE SUEDE ACQUISITION CORP.

                                By:     /s/ Martin E. Schloss
                                        ---------------------
                                Name:   Martin E. Schloss
                                Title:  Vice President



                                SAFERIN :

                                By:     /s/ Steven M. Saferin
                                        ---------------------
                                Name:   Steven M. Saferin


Spousal Consent:

     The undersigned hereby acknowledges and agrees to Section 4(d), waives any community property interest in the Existing Shares or Option Shares, and hereby waives any right she may have to contest the provisions of this Agreement or claim any Lien on the Existing Shares or Option Shares. She further agrees to be subject to Section 8(e), (k) and (l) as if she were a party hereto.




                                SAFERIN :

                                By:     /s/ Linda Saferin
                                        ---------------------
                                Name:   Linda Safern

                                   SCHEDULE I



                               Existing Shares
                               ---------------
         Number of Shares                                      Payout
         ----------------                                      ------
         3,795,169 shares                                   $5,313,236.60



                                Option Shares
                                -------------

         Number of Shares                                      Payout
         ----------------                                      ------
225,000 shares @ $.033 exercise price           $240,750 (less any  applicable withholding)

25,000 shares @$1.32 exercise price             $2,000 (less any applicable withholding)



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



                                   SCHEDULE II



                               WIRING INSTRUCTIONS


                           Chase Manhattan Bank (Chase NYC)
                           ABA #021000021
                           Account 066296390

                           Further credit to:
                           Steven Saferin
                           Prudential Securities Account OHF-450981




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